UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2007

Resource Capital Corp.
(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

712 Fifth Avenue, 10th Floor New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 212-974-1708
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 26, 2007, David Bloom, Resource Capital Corp.'s (the "Registrant") Senior Vice President - Real Estate Investments and one of its named executive officers, entered into a compensatory agreement with Resource America, Inc. (the "Agreement"). The Agreement provides Mr. Bloom with a base annual salary, payable by Resource America, of $350,000 plus a cash bonus that is determined by Resource America at the end of each calendar year. The Agreement also provides for awards to Mr. Bloom of 120,000 shares of the Registrant's restricted common stock and 66,000 shares of Resource America's restricted common stock. One-half of each award of restricted stock is subject to vesting over time and one-half is earned based on the achievement of predetermined, objective performance goals over a multi-year performance period. With respect to the shares that vest over time, 15% vested on June 30, 2008, 15% vest on June 30, 2009 and 70% vest on December 31, 2010, provided that Mr. Bloom is employed by Resource America at each vesting date. With respect to the performance-based shares, they will be earned on achievement of performance goals over the performance period beginning July 1, 2007 and ending June 30, 2010, with one-third of the units being earned at the end of each 12-month period measurement period. The performance measures are as follows:
  Loan Origination. For each measurement period, the loan origination volume generated by Mr. Bloom and his colleagues in Resource America’s Los Angeles office, which we refer to as Mr. Bloom’s team, must be equal to or greater than 90% of the loan origination volume generated by Mr. Bloom’s team for the previous 12-month period. Resource America may waive the loan origination performance criteria, if in its reasonable discretion, reaching such levels could not be reasonably achieved notwithstanding Mr. Bloom’s team’s best efforts. The Registrant's Compensation Committee along with Resource America’s Compensation Committee will exercise this discretion.
  Portfolio Diversity. The loans generated by Mr. Bloom’s team during the measurement period must conform to the diversity and loan type standards set forth in the investment parameters of the commercial real estate CDOs managed on Resource America's behalf.
  Pricing. The gross weighted average spread on loans generated by Mr. Bloom’s team during the measurement period must be not less than 250 bps over the applicable index. Resource America may exclude certain loans from this calculation and/or may waive the pricing provision for the measurement period in its entirety.
  Credit Quality. There shall have been no principal losses during the measurement period on any loan originated by Mr. Bloom’s team and no greater than 10% of the loans originated by Mr. Bloom’s team (measured by principal balance) shall have been in default during such measurement period.
If the performance criteria for a given measurement period are largely, but not entirely, met, each of the Registrant's and Resource America's Compensation Committees will reasonably take such substantial performance into account in determining an equitable partial earning of the award for such measurement period. Once earned, the shares of restricted stock vest over the following two years, at the rate of one-eighth (1/8) per quarter, as long as Mr. Bloom is employed by Resource America on the last day of such quarter.

The Agreement contains a 'garden leave clause' which stipulates that at any time after Mr. Bloom or Resource America has given notice to the other to terminate Mr. Bloom's employment, Resource America may require that for a period of nine months Mr. Bloom will continue to be employed by Resource America but will not enter or attend the premises of Resource America, and during such leave Mr. Bloom will not: (a) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (b) have any contact or communication with any client, customer or supplier of Resource America; or (c) have any contact or communication with any employee, officer, director or agent of Resource America. Mr. Bloom will continue to be paid his base salary and be provided with employee benefits during any such leave in the usual way.

A copy of the Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01     Financial Statement and Exhibits.

    (d)    The exhibit furnished as part of this report is identified in the Exhibit Index immediately following the signature page of this report.  Such Exhibit Index is incorporated herein by reference.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2008	/s/ David J. Bryant David J. Bryant Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX 10.1	Agreement dated December 26, 2007 between David Bloom and Resource America, Inc.